Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SharpLink Gaming, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	3,000,000	(1)	$18.68	(2)	$56,040,000	0.00015310	$8,579.72
Total Offering Amounts							$56,040,000		$8,579.72
Total Fee Offsets									—
Net Fee Due									$8,579.72

(1)	Consists of shares of SharpLink Gaming, Inc.’s (the “Registrant”) common stock, par value $0.0001 (“Common Stock”), not previously registered, consisting of 3,000,000 shares of Common Stock that are issuable at any time or from time to time under the SharpLink Gaming, Inc. Inducement Award Plan (the “Inducement Award Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Inducement Award Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock, as applicable.
(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $18.68 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Capital Market, on August 21, 2025.